Exhibit (b)(4)


         SUPPLEMENT TO REVOLVING LINE OF CREDIT AGREEMENT


      The following constitutes the special provisions and/or special covenants and/or modifications referred to in the Revolving Line of Credit Agreement dated October 15, 1998 (the "Credit Agreement") covering the Loans (as that term is defined in the Credit Agreement) of the undersigned (the "Borrower") from Mellon Bank, N.A. ("Bank"). The following shall supersede any special provision or covenant contained in any prior Supplement To Revolving Line of Credit Agreement and shall be applicable to all Loans in existence on the date hereof or incurred hereafter.

      1. The provisions of this Supplement shall, as of the date hereof, be deemed to be fully incorporated by reference in, constitute a part of, and supplement the provisions of, the Credit Agreement, which, except as supplemented hereby, shall continue in full force and effect in accordance with its terms and conditions. Capitalized terms not defined herein shall have the meaning given them in the Credit Agreement.

      2. Borrower hereby covenants and decrees that, so long as any Loans are outstanding, Borrower shall, except as Bank may grant its prior written consent:

           (a) Negative Pledge. Not incur, create, assume or permit to exist, any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on the accounts receivable and inventory of Borrower other than: (i) security interests granted in favor of Bank, (ii) pledges or deposits under workers' compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or other similar bonds used in the ordinary course of business, (iii) tax liens which are being contested in good faith and by appropriate proceedings diligently conducted (unless and until foreclosure, sale or other similar proceedings have been commenced) and provided that such reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made therefor, and (iv) any unfiled materialmen's, mechanic's, workmen's and repairmen's liens (provided, that if such a lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise).

           (b) Restrictions on Investments. Notwithstanding Paragraph 3(r) of the Credit Agreement, investments shall be permitted in an amount not to exceed, in the aggregate, the lower of (i) $8,000,000; or (ii) ten percent (10%) of Borrower's total stockholders' equity.

           (c) Restrictions on Indebtedness. Borrower's subsidiaries shall not create, incur, assume or suffer to exist any indebtedness including, without limitation, obligations for borrowed money and extended credit (except for indebtedness extended by an affiliated entity), whether or not such indebtedness is evidenced by an instrument, bond, note, debenture or other instrument, in an amount greater than $250,000 in the aggregate, per subsidiary.

           (d) Most Favored Nations Status. Borrower shall give notice in writing to Bank of the occurrence of any default under any debt instruments or under any material contractual obligations or agreements with governmental authorities, and of the incurrence of new or additional debt obligations and the terms thereof, and of any change, whether by addition or modification in the terms or covenants of any debt obligation. In the event that the terms or covenants of debt obligation of Borrower existing on the date hereof or incurred hereafter are more restrictive than the terms and covenants of the Credit Agreement, such terms and covenants shall be deemed to be incorporated in the Credit Agreement for the benefit of Bank and shall be enforceable by Bank hereunder, at its discretion, as if such more restrictive terms and conditions were herein fully set forth.

           (e) Year 2000 Considerations. (i) Borrower has (A) undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower to be Year 2000 Compliant on a timely basis, (B) developed a detailed plan and timeline for Borrower to become Year 2000 Compliant on a timely basis and (C) to date, implemented that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.


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           (f) Financial Information. Furnish to Bank, the
following financial statements within the requisite time period:

                (i) Annual Reporting. Within 120 days of fiscal year-end, a consolidated statement of profit and loss and cash flow of Borrower and its subsidiaries for such period and a consolidated balance sheet for Borrower and its subsidiaries as of the end of such period, in each case setting forth in comparative form the corresponding figures from the preceding fiscal year, all in reasonable detail, in accordance with GAAP, and audited by a certified public accountant satisfactory to Bank.

                (ii) Quarterly Reporting. Within sixty (60) days of each fiscal quarter, a consolidated statement of profit and loss and cash flow of Borrower and its subsidiaries for such period and a consolidated balance sheet for Borrower and its subsidiaries as of the end of such period, in each case setting forth in comparative form the corresponding figures from the preceding fiscal quarter, all in reasonable detail, prepared on an unaudited basis in accordance with GAAP, and certified by the principal financial officer of Borrower.

                (iii) Compliance Certificate. Together with the quarterly financial statements, furnish to Bank an Officer's Compliance Certificate, signed by the Chief Financial Officer of Borrower, certifying that no default or Event of Default has occurred as of the date of such certificate and setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the applicable requirements of the financial covenants hereof, on the date of such financial statement.

                (iv) Additional Information. Upon request, such other financial information, documentation or certifications to Bank, in form and content satisfactory to Bank;

           (g) Financial Covenants. Comply with the following financial covenants which shall be tested on Borrower on a quarterly basis in accordance with GAAP:

                (i) Minimum Fixed Charges Coverage. The
Borrower's ratio of (a) Cash Flow to (b) interest expense plus operating lease expense as determined in accordance with GAAP, shall not be less than 1.25 to 1.00 as measured as of the end of each fiscal quarter.

                (ii) Minimum Consolidated Stockholders' Equity.
The Borrower's consolidated stockholders' equity shall not fall below the following levels:

      Date                          Amount

Through 6/30/96                     $45,000,000

9/30/96 and adjusted                $45,000,000 plus 50% of
quarterly thereafter                future quarterly net income
                                    beginning with 9/30/96

                (iii) Maximum Funded Debt Ratio. The Borrower's ratio of (a) Funded Debt to (b) Funded Debt plus total stockholders' equity shall not exceed 0.55 to 1.00.

                (iv) Adjusted Maximum Funded Debt Ratio. For a period of at least 30 consecutive days during each fiscal year, the Borrower's ratio of (a) Funded Debt plus current maturities on long-term debt plus outstandings under the Note to (b) Funded Debt plus total stockholders' equity shall not exceed 0.55 to 1.00.

                (v) Maximum Secured Debt Ratio. The Borrower's ratio of (a) Secured Funded Debt to (b) total stockholders' equity shall not exceed 0.10 to 1.00.

           (h) Fees and Expenses. Borrower shall pay on demand any and all costs, fees and expenses including, without limitation, attorneys' fees reasonably incurred by Bank in connection with the closing and any subsequent documentation or enforcement of the Loans.

           (i)  Definitions.

           "Cash Flow" means net income plus interest expense plus taxes plus operating lease expense, each as determined in accordance with GAAP.


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           "Funded Debt" means any obligations not maturing in
the next 365 day period evidenced by notes, bonds, debentures or similar instruments and all obligations under capital leases not maturing in the next 365 day period, as determined in accordance with GAAP.

           "GAAP" means generally accepted accounting principles.

           "Secured Funded Debt" means any obligations, secured by any asset(s) of the borrower and not maturing in the next 365 day period, evidenced by notes, bonds, debentures or similar instruments and all obligations under capital leases not maturing in the next 365 day period, as determined in accordance with GAAP.

           "Year 2000 Compliant" means, with regard to any entity, that all software, embedded microchips, and other processing capabilities utilized by, and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including in relation to dates in and after the year 2000.

      Witness the due execution hereof intending to be legally bound the day first above written.

Attest:                             BURNHAM CORPORATION


/s/ Robert Berardi                   /s/ Ronald L. Griffith
---------------------------         -----------------------------
                                    By: Ronald L. Griffith
(CORPORATE SEAL)                    Title: Senior Vice President


                                     /s/ Albert Morrison, III
                                    -----------------------------
                                    By: Albert Morrison, III
                                    Title: President



                                    MELLON BANK, N.A.


                                     /s/ Joseph Butto
                                    -----------------------------
                                    By: Joseph N. Butto
                                    Title: Vice President



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